                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on January 23, 2003, by and between LIFE TIME FITNESS, Inc. (the "Company"), and Michael Gerend ("Executive").

                  A. The Company is engaged in the business of managing health and fitness clubs and providing health and fitness club services throughout the United States. The Company has enjoyed considerable growth and success in the industry because of its innovative, confidential and proprietary management and marketing methods and plans.

                  B. The Company desires to hire Executive as its employee, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

                  1. Employment. Subject to all terms and conditions set forth in this Agreement, effective March 3, 2003 (the "Commencement Date"), the Company shall employ Executive, and Executive shall perform services for the Company, until Executive's employment terminates pursuant to Section 8 below.

                  2.       Position and Duties.

                  (a) Position with the Company. Executive shall serve as Chief Operating Officer of the Company. In that position, Executive shall perform certain duties and responsibilities as assigned to him by the Company consistent with his position. Chief Operating Officer initially will have organizational responsibility for the following functions: Operations, Marketing, LifeCafe, LifeSpa, Martini Blu, Business-to-Business Division and Nutritional Division. Human Resources will have a dual reporting relationship to the Chief Executive Officer and Chief Operating Officer. The Chief Executive Officer will continue to maintain overall responsibility for company strategy as it relates to each of the above-mentioned functions as long as he has organizational responsibility for them. Executive shall report to the Chief Executive Officer ("CEO") of the Company.

                  (b) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment hereunder, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board of Directors of the Company (the "Board").

                  3.       Compensation.

                  (a) Salary. The Company shall pay to Executive an annual salary, less deductions and withholdings, which salary shall be paid in accordance with the Company's normal payroll policies and procedures, but no less frequently than twice monthly. This salary shall be composed of a guaranteed component (the "Guaranteed Component") and a performance component (the "Performance Component"), which such Performance Component shall be dependent upon the Company's achievement of certain financial goals (the "Guaranteed Component" and the "Performance Component" together shall be referred to as "Target Salary"). For the year 2003, Executive's Target Salary shall amount to $396,000 with the Guaranteed Component amounting to $264,000 That is, for 2003, Executive shall be guaranteed an annualized salary of no less than $264,000 Each year thereafter, the CEO and/or the Board shall establish Executive's Target Salary in an amount not less than the Target Salary in effect for the prior year, unless Executive's Target Salary is reduced as part of a general, across-the-board reduction in the salaries for all executive officers of the Company, and, in such event, by no percentage amount greater than is applied to any other executive officer. The Performance Component of Executive's Target Salary shall, for each calendar year, be determined and set in a manner consistent with the setting of similar performance incentives for other senior management of the Company. Except as provided in paragraph 9 or as otherwise agreed to in writing by Executive and the Company, Executive will not be entitled to any salary continuation payments beyond Executive's last day of employment with the Company.

                  (b) Stock Options. Immediately upon the Executive's Commencement Date, the Company shall seek Board approval of the proposed stock option agreement attached hereto as Exhibit A (the "Stock Option Agreement"). Upon receiving such approval from the Board, Executive and the Company shall execute and deliver to one another the Stock Option Agreement and Executive shall be entitled to all rights, benefits and privileges set forth therein on the terms provided therein.

                  (c) Certain Allowances. During Executive's employment with the Company, Executive shall be provided with the following allowances, each of which shall be paid to Executive on a monthly basis, less deductions and withholdings: (i) a car allowance in the amount of $850 per month; and (ii) a cellular phone allowance in the amount of $300 per month. In addition, the Company shall reimburse Executive for annual membership fees associated with Executive's membership in the Young President's Organization and The Minneapolis Club, such reimbursement not to exceed $5,000 per membership per year.

                  (d) Employee Benefits. During Executive's employment with the Company, Executive shall be entitled to participate in the Company's 401(k) plan and other employee benefit plans of the Company available to senior management (including the Company's disability plan and the Company's medical plan, which would provide full family coverage at no cost to Executive) of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive will be eligible to participate in the Company's medical plan on the first of the month following the Executive's Commencement Date. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

                  (e) Business Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

                  (f) Vacation. Executive shall be entitled to take vacation, provided that Executive uses his discretion with respect to the timing of such vacations, for an aggregate number of days not exceed twenty (20), during any one year period.

                  (g) Other Executive Compensation Plans. Executive will be eligible to participate in all other company executive compensation plans (including incentive stock option plans), during his active employment, that are developed and approved by the Board of Directors subsequent to signing this agreement.

                  4. Confidential Information. Except as permitted by the Company's Board, during the term of Executive's employment with the Company and at the all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive acquires during his employment with the Company, whether developed by himself or by others, concerning (i) any Company trade secrets, (ii) any confidential, proprietary or secret plans, developments, research, processes, designs, methods or material (whether or not patented or patentable) of the Company, (iii) any customer or supplier lists of the Company, (iv) any strategic or other business, marketing or sales plans of the Company, (v) any financial data or plans respecting the Company, or (vi) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive's employment with the Company, Executive shall refrain from any intentional acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known for reasons other than Executive's violation of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

                  5. Ventures. If, during Executive's employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board and as otherwise set forth in this Agreement, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder's fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.

                  6.       Noncompetition Covenant.

                  In exchange for the Company's hiring of him, and the terms and conditions of that employment as set forth herein, including but not limited to the severance pay arrangement set forth in section 9 below, Executive and the Company agree as follows:

                  (a) Agreement Not to Compete. During Executive's employment with the Company and for a period of twenty-four (24) consecutive months from and after the effective date of the termination of Executive's employment with the Company, whether such termination is with or without Cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any "Company Business" in the "Territory." For purposes of this section 6(a), "Company Business" means the design, development, management, or marketing of health and fitness clubs, and health and fitness club memberships and services, and nutritional supplements, and any other product or service that has grown into a core or primary business of the Company at the time of Executive's termination of employment. "Territory" means any of the United States or in any other country in which the Company is then doing Company Business as of the effective date of Executive's termination of employment with the Company. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6(a).

                  (b) Agreement Not to Hire. During Executive's employment with the Company and for a period of twenty-four (24) consecutive months from and after the termination of Executive's employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company at the time of Executive's termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

                  (c) Agreement Not to Solicit. During Executive's employment with the Company and for a period of twenty-four (24) consecutive months from and after the termination of Executive's employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

                  (d) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

                  7.       Patents, Copyrights and Related Matters.

                  (a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 7(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

                           (i)      the filing and prosecution of any
                                    applications for letters patent of the
                                    United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 7(a);

                           (ii)     the filing and prosecution of any
                                    divisional, continuation,
                                    continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

                           (iii) the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 7(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive's own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

                  (b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the

Company in performing his duties and responsibilities hereunder shall be considered "works made for hire," as defined in the U.S. Copyright Act.

                  (c) Trade Secrets. All trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

                  8.       Termination of Employment.

                  (a) Executive's employment with the Company shall terminate immediately upon:

                           (i) Executive's receipt of written notice from the Company of the termination of his employment, effective as of the date indicated in such notice;

                           (ii) the Company's receipt of Executive's written resignation from the Company, effective as of the date indicated in such resignation;

                           (iii)    Executive's Disability (as defined below);
                                    or

                           (iv)     Executive's death.

                  (b) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

         9.       Payments upon Termination of Employment.

                  (a) If Executive's employment with the Company is terminated by the Company for any reason other than for "Cause" (as defined below), death or "Disability" (as defined below), or by Executive for "Good Reason" (as defined below), the Company shall pay to Executive as severance pay the following amounts:

                           (i) a lump sum payment equal to the annual amount of Executive's Guaranteed Component then in effect, less required withholdings; and

                           (ii)     provided Executive's noncompetition
                                    obligations remain in full force and effect as set forth in Section 6 above, and commencing one year after the effective date of Executive's termination of employment, an additional amount equal to two-thirds (2/3) of the amount described in item (i) above, to be paid in 24 equal, bi-monthly installments and subject to all required withholdings.

In addition, the Company shall continue Executive's health care (including medical and dental) and life insurance benefits coverage provided to Executive at the date of his termination of employer at the same level and in the same manner as if his employment had not terminated beginning on the date of such termination for eighteen months, followed by COBRA election rights. Any additional health care and life insurance coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs Executive was paying for such coverages, if any, at the time of termination shall continue to be paid by Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by Executive, then the Company will arrange for other coverage providing substantially similar benefits at the same contribution level, if any, of Executive.

         The Company shall be entitled to deduct from the payments set forth in item (a)(ii) above any amount(s) earned by Executive or attributed to Executive as income during the applicable payment period as a result of employment or self-employment with any other employer (including employment as a consultant or contractor). For purposes of mitigation and reduction of the Company's financial obligations to Executive with respect to item (a)(ii) above, Executive shall promptly and fully disclose to the Company in writing: (i) the nature and amount of any earned income from self-employment or employment with any other employer (including employment as a consultant or contractor), (ii) any variations in income by pay period, and (iii) the period for which the income is attributable. Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive's failure or unwillingness to make such disclosures. In the event that the Company implements a general plan of severance for key members of senior executive management on terms more favorable to such executives than those offered to Executive herein, the more favorable terms of such general plan of severance shall be included in this Agreement, subject to the approval of Executive.

                  (b) If Executive's employment with the Company is terminated by reason of:

                           (i) Executive's abandonment of his employment or Executive's resignation, in each instance for any reason other than Good Reason;

                           (ii) termination of Executive's employment by the Company for Cause (as defined below); or

                           (iii)    Executive's Disability or death,

then the Company shall pay to Executive or his beneficiary or his estate, as the case may be, Executive's Guaranteed Component through the Termination Date.

                  (c) "Cause" shall mean if the Company determines in good faith that Executive has:

                           (i) engaged in willful and deliberate acts of dishonesty or fraud against or at the expense of the Company, which adversely affects the business affairs of the Company;

                           (ii) engaged in willful and deliberate acts of unlawful behavior against or at the expense of the Company, which adversely affects the business affairs of the Company in a material way;

                           (iii)    been convicted of, or pleaded nolo
                                    contendere, to any felony;

                           (iv) engaged in gross negligence or willful misconduct in the performance of Executive's duties as an employee of Company, where such acts adversely affect the business affairs of the Company in a material way;

                           (v) refused to substantially perform all of his duties and responsibilities, or persistently neglects his duties, or experiences chronic unapproved absenteeism or demonstrates an inability to perform his duties at a level commensurate with this position which remains uncured after twenty-one (21) days written notice to Executive of such alleged Cause by the Board; or

                           (vi) breached paragraphs 4, 5, 6 or 7 of this Agreement.

                  Notwithstanding anything to the contrary contained herein, none of the foregoing events (other than clauses (i) or (ii)), shall constitute "Cause" for purposes of this Agreement unless the Company gives Executive written notice delineating the claimed event or circumstance and setting forth the Company's intention to terminate Executive's employment if such claimed event or circumstance is not duly remedied within twenty-one (21) business days following such notice from the Board, and Executive fails to remedy such event or circumstance within such twenty-one (21) day period.

                  (d) "Good Reason" shall mean if Executive determines in good faith that:

                           (i) the Company has breached any material term(s) or material condition(s) of this Agreement, which breach was not caused by Executive and has not been cured by the Company within twenty-one (21) business days after receiving written notice from Executive delineating the claimed breach and setting forth his intention to terminate his employment if such breach is not duly remedied within twenty-one (21) business days;

                           (ii) the Company has relocated its executive offices outside of a fifty (50) mile radius of its current location;

                           (iii)    the Company has materially reduced
                                    Executive's duties and responsibilities or title (including but not limited to reasonable discretion in the management of his department), which reduction has not been cured by the Company within twenty-one
                                    (21) business days after receiving written notice from Executive delineating the claimed reduction and setting forth his intention to terminate his employment if such breach is not duly remedied within twenty-one (21) business days;

                           (iv)     the Company has assigned duties and
                                    responsibilities to Executive that are
                                    inconsistent with Executive's position; or

                           (v) the Company fails to enter into the Stock Option Agreement with Executive within 14 days of the Commencement Date.

                  (e) "Disability" shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work from the above-referenced leave for a continuous period of at least 15 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.

                  (f) In the event of termination of Executive's employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 9(a) or 9(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any subsequent written agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

                  (g)      Notwithstanding the foregoing provisions of this
Section 9, the Company shall not be obligated to make any payments to Executive under Section 9(a) hereof if the Company clearly establishes that Executive is not in strict compliance with the terms of Sections 4, 6 and 7 hereof as of the dates of such payments.

                  10. Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

                  11. Remedies. Executive acknowledges that the provisions of Sections 4, 6 and 7 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by Executive would cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore. Therefore, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to seek injunctive and other equitable relief to enforce such provisions and to restrain Executive from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages. The preceding sentence shall not be construed to prevent Executive from disputing the factual basis of any remedies or defenses asserted by the Company.

                  12. Indemnification. The Company agrees to defend and indemnify Executive to the fullest extent permitted by applicable law, for all civil damages, penalties, or fines claimed or levied against Executive in connection with any third-party claim, action, suit or proceeding that arises from Executive's acts, errors, or omissions (other than Executive's intentional misconduct, willful neglect of duties, or bad faith) in the performance of his duties as an officer and/or employee of the Company or any affiliate or subsidiary thereof. This Section 12 shall survive any termination of this Agreement.

                  13.      Miscellaneous.

                  (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

                  (b) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

                  (c) Entire Agreement. Except for the Stock Option Agreement referred to in Section 3(b) hereof, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

                  (d) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive's entering into this Agreement nor (ii) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

                  (e) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

                  (f) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  (g) Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign all, but not less than all, of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 13.

                  (h) Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

                  (i) Severability. Subject to Section 6(d) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  (j) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience or reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                  (k) Legal Expenses. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive about the amount of any payment pursuant to paragraph 9 of this Agreement).

                  IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                                   LIFE TIME FITNESS, Inc.

                                   ___________________________________
                                   By ________________________________
                                   Its _______________________________

                                   ___________________________________
                                   MICHAEL GEREND